Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of January 4, 2006

by and among

DATASTREAM SYSTEMS, INC.,

SPARTAN MERGER SUB, INC.,

and

MAGELLAN HOLDINGS, INC.

i

3.22 Company Board	27
3.23 Required Stockholder Vote	27
3.24 Related Party Transactions	27
3.25 Properties and Assets	27
3.26 Labor Matters	28
3.27 Insurance	29
3.28 Company Financial Advisor Expenses/Expense Reimbursement	29
3.29 State Takeover Statutes	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT	30
4.01 Organization and Qualification	30
4.02 Charter Documents and Bylaws	30
4.03 Authority Relative to this Agreement	30
4.04 No Violation; Required Filings and Consents	31
4.05 Financing	31
4.06 Brokers	32
4.07 Litigation	32
4.08 Information to be Supplied	32
4.09 Stock Ownership	32

ARTICLE 5 COVENANTS	33
5.01 Interim Operations	33
5.02 Stockholders Meeting	37
5.03 Filings and Consents	38
5.04 Access to Information	38
5.05 Notification of Certain Matters	39
5.06 Public Announcements	39
5.07 Indemnification; Directors’ and Officers’ Insurance	40
5.08 Further Assurances; Commercially Reasonable Efforts	41
5.09 401(k) Plan	42
5.10 No Solicitation	42
5.11 Third Party Standstill Agreements	44
5.12 SEC Reports	44
5.13 Termination of Registration	45
5.14 Financing	45
5.15 Rights Agreement	46
5.16 Stockholder Litigation	46
5.17 Special Meeting	46
5.18 Transition Assistance	46
5.19 Employee Benefit Matters	47
5.20 Conditional Waiver	48

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER	48
6.01 Conditions to the Obligations of Each Party	48
6.02 Conditions to Obligations of Merger Sub and Parent	49

ii

6.03 Conditions to Obligation of the Company	50

ARTICLE 7 TERMINATION	51
7.01 Termination by Mutual Consent	51
7.02 Termination by Merger Sub, Parent or the Company	51
7.03 Termination by Merger Sub and Parent	52
7.04 Termination by the Company	52
7.05 Effect of Termination	53

ARTICLE 8 MISCELLANEOUS	53
8.01 Payment of Fees and Expenses	53
8.02 Guarantee	55
8.03 No Survival	55
8.04 Modification or Amendment	55
8.05 Entire Agreement; Assignment	55
8.06 Severability	55
8.07 Notices	56
8.08 Governing Law	57
8.09 Descriptive Headings	57
8.10 Counterparts	57
8.11 Certain Definitions	57
8.12 Specific Performance	58
8.13 Extension; Waiver	58
8.14 Third-Party Beneficiaries	58
8.15 Submission to Jurisdiction	58

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 4, 2006, is entered into by and among Datastream Systems, Inc., a Delaware corporation (the “Company”), Spartan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Magellan Holdings, Inc., a Georgia corporation (“Parent”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved this Agreement, (ii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.20) as set forth in Section 3.20 herein;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved this Agreement;

WHEREAS, Parent has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and General Corporation Law of the State of Delaware (the “DGCL”), whereby (i) each issued and outstanding share of the common stock, par value $0.01 per share (the “Common Shares”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)) and (ii) each Cash-Pay Option (as defined in Section 2.02(b)) shall be converted into the right to receive the Cash-Pay Option Consideration (as defined in Section 2.02(b));

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, the Company, Merger Sub, and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended; provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Datastream Systems, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended.

1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, on the later of (a) the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the fifth (5th) business day following such date and (b) April 14, 2006 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock.

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be converted into the right to receive $10.26 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or Parent or any of their respective subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02 Options.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person, whether under any stock option plan or otherwise (including, without limitation, under the Company’s Amended and Restated Stock Option Plan for Directors, Amended and Restated 1995 Stock Option Plan, 1997 European Stock Option Plan (Dutch, U.K. and French Sub-Plan Versions), 1998 Stock Option Plan, 1998

Singapore Stock Option Plan, Australian Stock Option Plan, German Stock Option Plan or Argentinean Stock Option Plan, as amended) (collectively, the “Stock Plans”).

(b) The Company shall take all actions necessary so that (i) immediately prior to the Effective Time, each outstanding Option that has a per-share exercise price less than the Merger Consideration (the “Cash-Pay Options”) shall become immediately vested and exercisable in full and (ii) at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such cancellation, each holder of a Cash-Pay Option canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company Board will fully accelerate the vesting schedule of the Options issued under the Stock Plans.

(c) Following the Effective Time and as a prerequisite to receiving their Cash-Pay Option Consideration, each holder of an Option whose exercise price is less than the Merger Consideration per Common Share shall be required to execute a written acknowledgment to the effect that (i) the payment of the Cash-Pay Option Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be in a form to be agreed upon by the parties hereto.

(d) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) and all options or other rights to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time granted under the ESPP shall be terminated immediately prior to the Effective Time. The Company shall refund the payroll deductions credited to each participant’s account under the ESPP, without interest, in accordance with the terms of the ESPP.

(e) Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.02.

(f) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the ESPP shall terminate effective as of the date hereof and no participant in the ESPP shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.

2.03 Payment for Common Shares in the Merger.

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration. Promptly following the Effective Time, Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (B) the Merger Consideration less (ii) the sum of (x) the Minimum Company Cash Deposit (as defined below) and (y) the Additional Company Cash Deposit (as defined below), in each case required to be deposited into the Payment Fund pursuant to this Section 2.03(a). Prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Common Shares, Freely Available Cash in an aggregate amount of $47,500,000 plus the aggregate amount received by the Company between the date of this Agreement and the Effective Time in connection with any and all Option exercise(s) (less the aggregate amount to be paid to the holders of Cash-Pay Options pursuant to Section 2.02(b)) with the Agent for deposit into the Payment Fund (the “Minimum Company Cash Deposit” and, together with the Additional Company Cash Deposit (as defined below) and the amount deposited by or on behalf of Merger Sub, the “Payment Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.01(a), and shall not be used to satisfy any other obligations of the Company or any of its subsidiaries. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, (1) have sufficient Freely Available Cash (after payment of the Minimum Company Cash Deposit and the Additional Company Cash Deposit) to pay (w) the aggregate amount to be paid to the holders of Cash-Pay Options pursuant to Section 2.02(b), (x) any unpaid Expenses of the Company and any unpaid expenses of the Company incurred in connection with the Company’s sale process (including, without limitation, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions)), (y) the aggregate amount of the Change of Control Payments and (z) the cost of the tail insurance policy referred to in Section 5.07(d) and (2) use commercially reasonable efforts to deposit all other Freely Available Cash (taking into account the reasonable short-term working capital needs of the Company) with the Agent for deposit into the Payment Fund (the “Additional Company Cash Deposit”). For purposes of this Agreement, “Freely Available Cash” means unrestricted cash of the Company that is freely available for purposes of this Section 2.03 and (A) the transfer of such cash to the Company (from any affiliates of the Company) or into the Payment Fund does not result in any Tax obligations to the Company or any of its subsidiaries, (B) such cash can be distributed, contributed or otherwise delivered to the Company (from any affiliates of the Company) and into the Payment Fund in accordance with all applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests and (C) shall not include any amount potentially owed by the Company in connection with the agreement set forth on Section 3.28 of the Company Disclosure Schedule. The Agent shall, pursuant to instructions provided by Merger Sub, make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Promptly after the Effective Time, but in no event later than 10 business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal, in a form reasonably acceptable to the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 business days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 270th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or as otherwise reasonably directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure schedule delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular Section of the Company Disclosure Schedule shall be deemed disclosed in another Section of the Company Disclosure Schedule if disclosure with respect to the particular Section is sufficient to make reasonably clear the relevance of the disclosure to such other Section), the Company represents and warrants to each of Merger Sub and Parent as of the date hereof and as of the Effective Time that:

3.01 Organization and Qualification. The Company and each of its subsidiaries (as described in Section 3.05) is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, effect, event, or change that (i) is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than resulting from any Excluded Matter or (ii) prevents the ability of the Company and its subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof. As used in this Agreement, “Excluded Matter” means any one or more of the following: (a) changes in general economic conditions or changes in the software industry generally which, in each case, do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole, (b) the effects of any change caused by the taking of any action required by this Agreement, (c) the effects of any change caused by the taking of any action by the Company that has been previously approved in writing by Parent or Merger Sub, (d) any change or effect resulting from the failure of the Company to be current in its SEC filings or the failure of the Common Shares to be approved for listing on the Nasdaq Stock Market, in and of itself, (e) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (f) any change or effect resulting from a breach of this Agreement by Parent or Merger Sub, (g) any change or effect resulting from or arising out of any change in any Law applicable to the Company or its industry, (h) a change in the market price or trading volume of the Common Shares, in and of itself, (i) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (j) cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the Transactions; provided, that the parties hereto acknowledge and agree that any circumstance, effect, event, or change contributing to the change or effect referred to in clause (d) or clause (h) shall not be excluded by operation of clause (d) or clause (h) and such circumstance, effect, event, or change contributing to the change or effect referred to clause (d) or clause (h) shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

3.02 Charter Documents and Bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 Common Shares and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of January 3, 2006 (including any Options or other rights exercisable or convertible for capital stock of the Company granted by the Company on or prior to the date of this Agreement), (i) 20,003,239 Common Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 1,729,200 Common Shares are held in the treasury of the Company; (iv) 8,185,000 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 4,067,541 Common Shares are subject to outstanding Options; (v) no more than 10,000 Common Shares were reserved for issuance pursuant to payroll deductions made under the ESPP prior to January 1, 2006; and (vi) the Company has made no payroll deductions under the ESPP since January 1, 2006 (and therefore no amount shall be refunded to employees pursuant to Section 2.02(d)). The Company has outstanding Cash-Pay Options pursuant to which an aggregate of 3,218,212 Common Shares are issuable and the weighted average exercise price for such Cash-Pay Options is $6.97. Except as set forth in this Section 3.03, and except for the Rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of December 10, 2001, as amended, between the Company and Wachovia Bank, N.A., as rights agent and successor in interest to First Union National Bank (the “Rights Agreement”), there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized and the percentage of the outstanding equity interests of each subsidiary owned by the Company, each other subsidiary or any other Person. Except as disclosed on Section 3.05 of the Company Disclosure Schedule and for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another subsidiary of the Company.

3.06 No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with or violate any provision of the certificate of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iv) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any Material Contract (as that term is defined in Section 3.17), applicable to the Company or any such subsidiary or their respective properties or assets or (v) to the Company’s knowledge, result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (v) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07 SEC Reports and Financial Statements.

(a) Except as set forth on Section 3.07(a) of the Company Disclosure Schedule, the Company has filed or furnished, as the case may be, all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission

(the “SEC”) required to be filed or furnished, as the case may be, by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed SEC Report. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports, including any amendments or restatements thereof filed or furnished, as the case may be, prior to the date of this Agreement, has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect). Except as set forth on Section 3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any outstanding indebtedness for borrowed money.

(c) Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the December 31, 2004 balance sheet included in the Company’s report on Form 10-K for the year ended December 31, 2004, liabilities incurred in the ordinary course of business and consistent with past practice, liabilities incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC, if any, to SEC Reports which previously have been filed by the Company with the

SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08 Compliance with Applicable Laws. Except as set forth on Section 3.08 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in violation of any Order (as defined in Section 6.01(b)) of any Governmental Authority or any Law of any Governmental Authority applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority, except in each case for possible violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2004, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities;

(c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries except as required under Section 3.19 hereof;

(e) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options and (ii) the issuance of any Common Shares pursuant to the exercise of any Options;

(f) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money;

(g) except for Permitted Liens (as defined in Section 3.25), any creation or assumption by the Company or any of its subsidiaries of any Lien on any material assets;

(h) except for loans or advances to employees for reimbursable business expenses and travel advances incurred in the ordinary course of business consistent with past practice, any making of any loan, advance or capital contributions to or investment in any entity or person, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries;

(i) any entry into any definitive agreement related to the acquisition or disposition of any business or any material assets;

(j) any effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

(k) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(l) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business; or

(m) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10 Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee (as defined in Section 3.13(a)), in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

3.11 Litigation. Section 3.11 of the Company Disclosure Schedule sets forth, as of the date hereof, each suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

3.12 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

3.13 Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its subsidiaries (collectively, the “Employees”) with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) except for “Non U.S. Benefit Plans”, other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability, and (iv) each “Non U.S. Benefit Plan” (as defined in Section 3.13(h)) which is sponsored or maintained by the Company or its subsidiaries other than government mandated programs that are operated by a foreign government (the foregoing clauses (i), (ii) and (iii) collectively, but not (iv) the “Benefit Plans”). The Company has furnished or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if applicable) (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of the plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”) and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

(d) None of the Benefit Plans is, and none of the Company or any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) a Multiemployer Pension Plan or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). For purposes of this Agreement, the term “ERISA Affiliate” means any person that, together with the Company or any of its subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, each Benefit Plan and all related trusts, insurance contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. To the knowledge of the Company or its subsidiaries, there are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. To the knowledge of the Company or its subsidiaries, none of the Company or any ERISA Affiliate has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any “employee pension benefit plan” (as defined in ERISA Section 3(2)).

(e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) to the knowledge of the Company or its subsidiaries, there is no action, suit, investigation, inquiry or claim pending, other than routine claims for benefits.

(f) None of the Company or any of its subsidiaries has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”). Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides health or welfare benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued.

(g) Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, neither the Benefit Plans nor any other arrangement obligates the Company or any of its subsidiaries to pay any material separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of any transaction contemplated by this Agreement or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

(h) With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by the Company or any of its subsidiaries, that is not subject to the laws of the United States, and that covers an employee of the Company or any of its subsidiaries that resides or works outside the United States, other than government mandated programs that are operated by a foreign government, (each a “Non U.S. Benefit Plan”), the following representations are made with respect to those “Non U.S. Benefit Plans,” except where the failure of any such representation to be true, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i) all employer and employee contributions to each Non U.S. Benefit Plan required by law or by the terms of such Non U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Non U.S. Benefit Plan, the liability of each insurer for any Non U.S. Benefit Plan funded through insurance or the book reserve established for any Non U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non U.S. Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations;

(iii) each Non U.S. Benefit Plan maintained by the Company or any subsidiary required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws; and

(iv) each Non U.S. Benefit Plan which is contributed to, sponsored or maintained by the Company or any subsidiary for the benefit of the employees in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and do not require specified minimum guaranteed benefits to be paid.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, no Benefit Plan is subject to Section 409A of the Code (each such plan required to be listed in Section 3.13(i) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan materially complies in good faith with Section 409A of the Code and the regulations issued thereunder as of the time of this Agreement. Neither the Company nor any of its subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) materially modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all material Tax Returns required to be filed by it, and each such Tax Return is true and correct in all material respects; and (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid as shown as due and payable on any Tax Return in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all material Taxes that have not been paid in respect of all taxable periods or portions thereof ending on or before the date hereof.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to

Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith as to which appropriate reserves have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iv) all material Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Parent true, correct and complete copies of all material income Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, or (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); or (iii) installment sale made prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, during the two years preceding the date of this Agreement in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355.

(i) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all trademark, service mark, copyright, mask work, Internet domain name, and patent registrations owned by the Company or its subsidiaries; (ii) all pending applications for registration of trademarks, service marks, copyrights, mask works, Internet domain names, and patents owned by the Company or its subsidiaries; (iii) all trade names and material unregistered marks owned and used by the Company or its subsidiaries; and (iv) all computer software owned by and currently distributed or maintained by the Company or its subsidiaries (“Company Software”), listed by major point release.

(b) Section 3.15(b) of the Company Disclosure Schedule attached hereto sets forth a complete and correct list of: (i) all computer software licenses or agreements, excluding licenses or agreements for Off-the-Shelf Software, in effect as of the date hereof, through which the Company or any of its subsidiaries are licensees of third party software that the Company embeds, integrates, bundles, redistributes, resells or sublicenses (“Third Party Software”), (ii) all computer software licenses or agreements for third party software languages and programming tools, excluding Off-the-Shelf Software, in effect as of the date hereof and used by the Company or any of its subsidiaries to directly support Company Software engineering and development (“Development Software”); (iii) all computer software licenses or agreements relating to information technology, in effect as of the date hereof and used in the internal operations of the

Company or any of its subsidiaries (“IT Software”) for which the Company or its subsidiaries currently pays more than $100,000.00 in annual fees including support fees; (iv) other than customer contracts, development agreements, consulting agreements, and reseller agreements entered into in the ordinary course of business, all express licenses or agreements, in effect as of the date hereof, in which the Company or any of its subsidiaries is a licensor of its Proprietary Rights set forth on Section 3.15(a) of the Company Disclosure Schedule; and (v) all other settlement agreements, consent-to-use or standstill agreements relating to the use of Proprietary Rights by the Company or its subsidiaries, standalone source code escrow agreements, outsourcing agreements for software development (i.e., application development and maintenance), and standalone intellectual property indemnification agreements in effect as of the date hereof. “Off-the-Shelf Software” means off-the-shelf computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms for less than $4,000 per seat. Off-the-Shelf Software includes Public Software (defined below).

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the Company or its subsidiaries own and possess all right, title and interest in and to the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule; (ii) to the knowledge of the Company, the Company or its subsidiaries have a valid and enforceable right to use Third Party Software, Development Software and IT Software pursuant to and in accordance with the agreements set forth in Section 3.15(b) of the Company Disclosure Schedule, (iii) to the knowledge of Company, the Company or its subsidiaries own or possess all right, title and interest in and to all Proprietary Rights necessary for the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted and (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries has expressly licensed any of its Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule to any third party on an exclusive basis.

(d) Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, (i) neither the Company nor any of its subsidiaries, nor the operation of the Company’s and each of its subsidiaries businesses as currently conducted, infringes or misappropriates the Proprietary Rights of any third party, and (ii) neither the Company nor any of its subsidiaries has received within the six (6) years prior to the Closing Date any written notice alleging infringement or misappropriation of the Proprietary Rights of others.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, (i) to the knowledge of the Company, all of Company’s Proprietary Rights set forth on Section 3.15(a) of the Company Disclosure Schedule are valid and enforceable and none of such Proprietary Rights has been misused by Company, (ii) to the knowledge of the Company, no third party is currently contesting the validity, enforceability, or ownership of any of Company’s Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, (iii) the Company and its subsidiaries have taken all reasonably necessary measures to maintain Company’s registrations in, and, except for those applications that have been abandoned by Company in its reasonable business judgment, to prosecute applications for registration of, the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, and (iv) to the knowledge of the Company, neither the Company nor its subsidiaries has disclosed or authorized the disclosure of any of its material trade secrets (including source code for Company Software) or material confidential information to any third party other than pursuant to a written confidentiality agreement and, to the knowledge of the Company, the Company and its subsidiaries have entered into written confidentiality or non-disclosure agreements with their respective employees and independent contractors who have materially participated in the development of any of the Company Software identified in Section 3.15(a) of the Company Disclosure Schedule.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, to the knowledge of the Company, no third party has infringed or misappropriated any of the Company’s Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule to the detriment of the Company’s ability to generally enforce its Proprietary Rights, except for any such infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g) Section 3.15(g) of the Company Disclosure Schedule sets forth Public Software that is currently incorporated, embedded, or distributed by the Company with its Company Software. “Public Software” means software that is distributed as free software or open source software (e.g., Linux, Apache, Eclipse, etc.) including, without limitation, software licensed under any of the following licenses (regardless of version) or distribution models: (i) the GNU General Public License (GPL) or the GNU Lesser General Public License (LGPL); (ii) the Mozilla Public License; (iii) the Apache License; (iv) the BSD License; (v) the MIT License; and (vi) and other open source licenses certified by the Open Source Initiative.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Schedule and except for those instances where source code for Company Software has been disclosed for development purposes pursuant to agreements with reasonable terms protecting the confidentiality of such source code and an assignment of rights to necessary portions of the source code to be owned by Company, (i) only the object code for the Company Software has been disclosed to any Person (except to a source code escrow agent for the benefit of customers in the ordinary course of business); and (ii) no Person has asserted any right to access any source code for any Company Software, including, without limitation, pursuant to any source code escrow agreement.

(i) Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, all Proprietary Rights, including Company Software, owned by the Company or its subsidiaries and set forth in Section 3.15(a) of the Company Disclosure Schedule were: (i) developed by current or former employees of the Company or its subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company or its subsidiaries as assignee that have conveyed to the Company or the subsidiary ownership of all of such Person’s rights in the Proprietary Rights relating to such developments; or (iii) acquired in connection with acquisitions or licenses in which the Company or its subsidiaries obtained reasonable terms relating to the title to such Proprietary Rights.

(j) To the knowledge of the Company, there are no material defects in any of the Company Products that would prevent unmodified Company Software from performing substantially in accordance with its user specifications, except for such defects that may be addressed by the Company’s standard maintenance and support obligations or that would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in possession of the source code and object code for all Company Software and copies of all other material reasonably related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials where the Company’s or its subsidiaries’ failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect.

As used in this Agreement, the term “Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vi) all other intellectual property.

3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties and carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract with the top twenty (20) new license customers of the Company and its subsidiaries and the top twenty (20) services and/or support customers of the Company and its subsidiaries (in each case, based on revenues recognized from such customers between January 1, 2005 and October 31, 2005), (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements or other Contracts involving the purchase or disposition of any business or any material assets to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with future annual lease payments in excess of $100,000, (v) Contracts under which the Company or any of its subsidiaries has advanced or loaned any third party an amount in excess of $100,000 (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business), (vi) each Contract or groups of related Contracts with third parties constituting the twenty-five (25) parties to which the Company and its subsidiaries made the largest dollar amount of cash payments between January 1, 2005 and October 31, 2005 (other than pursuant to the leases described in clause (iv) above), (vii) Contracts containing non-compete or non-solicitation (excluding employee non-solicitation covenants) covenants or most favored nations provisions enforceable against the Company or any of its subsidiaries, and (viii) warranty agreements with respect to the Company’s or its subsidiaries’ services or products, other than warranties granted in the ordinary course of business (the items listed in clauses (i) through (viii) hereof, together with any Contract required to be disclosed pursuant to Section 3.15(b) hereof, collectively, the “Material Contracts”). For purposes of this Agreement, the term “Contract” means any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any of its subsidiaries or their respective properties or assets. The Company has made available to Merger Sub a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Schedule.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor to the Company’s knowledge, is any other party, in default under any Material Contract and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except in either case, any such default which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity, and except with respect to any such failure to be valid and binding, in full force and effect or enforceable which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it has not had, and could not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and its subsidiaries have materially complied and are in material compliance with all Environmental Laws applicable to its business as presently or previously conducted, including without limitation all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any predecessor or affiliate of the Company or its subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or (ii) owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance), in either case, in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.

(d) The Company has furnished to Merger Sub and Parent all environmental audits, reports and other material environmental documents, if any, relating to the Company or any of its subsidiaries or its or their past or current operations, properties or facilities which are in its or their possession or under its or their reasonable control.

“Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19 Rights Plan. The Company has taken all necessary action with respect to the Rights Agreement so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transaction will result in any person becoming able to exercise any rights under the Rights Agreement or enabling or requiring the rights under the Rights Agreement to be separated from the Common Shares to which they are attached or to be triggered or to be exercisable.

3.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Raymond James & Associates, Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. The Company has made available a copy of such opinion to Parent.

3.21 Brokers. Except for the engagement of the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

3.22 Company Board. The Company Board, at a meeting duly called and held, has unanimously (i) declared the advisability of this Agreement and approved this Agreement and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

3.23 Required Stockholder Vote. The adoption of this Agreement at the Stockholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, to the Company’s knowledge, no director, officer or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) participating in any material transaction to which the Company or any of its subsidiaries is a party or (ii) otherwise a party to any Material Contract, arrangement or understanding with the Company or any of its subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Schedule.

3.25 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004 or acquired thereafter, free and clear of any Liens (other than Permitted Liens), except (a) for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business, (b) for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect and (c) as set forth in Section 3.25 of the Company Disclosure Schedule. For purposes of this Agreement, the term “Permitted Liens” means (i) inchoate mechanics’ and materialmen’s Liens for construction in progress, and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any subsidiary consistent with past practice, (ii) Liens for taxes not yet due and payable or which are otherwise being contested in good faith for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries and (iv) all matters of record and Liens which have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The real property listed in Section 3.25 of the Company Disclosure

Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

3.26 Labor Matters. Except as set forth in Section 3.26 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, except where any failure to be in compliance would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (f) there is no pending, or to the knowledge of the Company, threatened unfair labor practice charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement, (h) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) to the knowledge of the Company, neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.27 Insurance. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds, except where any failure to be in compliance would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.28 Company Financial Advisor Expenses/Expense Reimbursement. Except for the Expenses (as defined in Section 8.01(a)) payable by the Company pursuant to the engagement letter identified on Section 3.28 of the Company Disclosure Schedule, there are no Expenses that have been incurred or which may be incurred by the Company and its subsidiaries and paid or payable to any investment banker, financial advisor or similar broker (including, without limitation, to the Financial Advisor) other than reasonably necessary Expenses payable to the Financial Advisor in connection with assisting the Company in the defense of any litigation with respect to, arising from or relating to the Transactions. Except for the amounts identified on Section 3.28 of the Company Disclosure Schedule, there are no amounts that may potentially be owed by the Company under any agreement entered into by the Company with any third party in connection with discussions between such party and the Company regarding the potential acquisition of the Company.

3.29 State Takeover Statutes. The Company Board has taken all actions so that no restriction contained in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including any such statute or regulation under the DGCL) applicable to the Company shall be applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.09, the action of the Company Board in approving this Agreement and the voting agreements referred to in the recitals above (and the transactions contemplated thereby) is sufficient to render inapplicable to this Agreement and the voting agreements referred to above (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the corresponding section of the disclosure schedule delivered by Merger Sub and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Purchaser Disclosure Schedule shall be deemed disclosed in another schedule of the Purchaser Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make reasonably clear the relevance of the disclosure to such other schedule), each of Merger Sub and Parent jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Time that:

4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws.

4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions pursuant to the DGCL and the Georgia Business Corporation Code, respectively. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s articles of incorporation or bylaws, (ii) conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organizational documents of any subsidiary of Parent (including Merger Sub), (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iv) except as set forth in Section 4.04(a) of the Purchaser Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (v) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii), (iv) and (v) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.05 Financing. Parent has provided the Company true and complete copies of (i) the commitment letter from the parties named therein relating to the debt financing to be provided in connection with the Transactions (the “Debt Commitment Letter”) and (ii) the commitment letter from Golden Gate Private Equity, Inc. relating to the equity financing to be provided in connection with the Transactions (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The financings contemplated by the Commitment Letters, together with the amounts required to be made available by the Company pursuant to Section 2.03, will provide sufficient funds to permit Merger Sub, subject to the satisfaction of all relevant conditions set forth in the Commitment Letters and in this Agreement, to satisfy its obligations under Section 2.03 hereof, in reliance on the representations and warranties of the Company made in Section 3.03 hereof. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of each of Parent and the other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, no event has occurred that with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of Parent or any of its affiliates under any material term or condition of the Debt Commitment Letter or Equity Commitment Letter. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any material term or condition of funding to be satisfied by it or any of its affiliates contained in the Debt Commitment Letter or Equity Commitment Letter, it being agreed, for the avoidance of doubt, that no representation or warranty is made with respect to any matter dependent upon the financial performance of, or otherwise involving, the Company or any of its subsidiaries. All commitment fees required to be paid under the Commitment Letters have been paid in full or will be duly paid in full when due.

4.06 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to Merger Sub’s or Parent’s knowledge, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.08 Information to be Supplied. None of the information to be supplied by Parent or Merger Sub to the Company for inclusion in the Proxy Statement to be filed by the Company with the SEC and to be sent to the stockholders of the Company in connection with the Stockholders Meeting will, at the time it is sent to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.09 Stock Ownership. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company, as defined by Section 203 of the DGCL.

ARTICLE 5

COVENANTS

5.01 Interim Operations. Except as otherwise expressly contemplated by this Agreement or as set forth on the Company Disclosure Schedule or as agreed to in writing by Parent, which agreement, in the case of clauses (h), (i), (j) or (l) (or, to the extent relating to any of the foregoing clauses, clause (q)), shall not be unreasonably withheld or delayed, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary course of business and the Company and its subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding as of the date hereof, (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries), (iii) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (iv) amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or equivalent organizational documents or (v) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

(c) the Company shall not, and shall not permit any of its subsidiaries to (i) declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company), (ii) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) authorize or make any capital expenditures in excess of $100,000 in the aggregate (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(c) of the Company Disclosure Schedule) or (iv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of the foregoing) other than as contemplated by this Agreement;

(d) neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except (A) for increases and bonuses expressly contemplated by or required under existing employment agreements or bonus plans listed in Section 5.01(d) of the Company Disclosure Schedule, (B) for increases in compensation to employees in the ordinary course of business consistent with past practice (but in no event greater than 5% for any individual employee whose reasonably anticipated annual compensation is greater than $150,000 or 10% for any individual employee whose reasonably anticipated annual compensation is equal to or less than $150,000), (C) in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and (D) as set forth on Section 5.01(d) of the Company Disclosure Schedule, (ii) hire any employee except (1) the replacement of any current employee of the Company or any of its subsidiaries whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated employee) and (2) any new employee (other than replacement employees) whose reasonably anticipated annual base salary and bonus will not exceed $100,000 individually or $500,000 in the aggregate among all such new employees, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and except for the payment of the employer match under the Company’s 401(k) plan;

(e) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (including through any sale-leaseback or similar transaction), any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(e) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets), (iii) inventory in the ordinary course of business consistent with past practice, (iv) licenses granted by the Company in the ordinary course of business to customers for such customers’ use of the Company’s products and services and (v) Permitted Liens;

(f) the Company shall not, and shall not permit any of its subsidiaries to (i) incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (ii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than loans between or among the Company and any of its wholly-owned subsidiaries and cash advances to the Company’s or any such subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice or (iii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(g) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement or as permitted by Section 5.10);

(h) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);

(i) except for customer contracts entered into in the ordinary course of business, the Company shall not, and shall not permit its subsidiaries to, renegotiate or enter into any new license, agreement or arrangement relating to any Proprietary Rights;

(j) the Company and its subsidiaries (i) shall comply with their obligations under the Material Contracts as such obligations become due, (ii) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) shall use commercially reasonable efforts not to permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(k) the Company shall not, and shall not permit any of its subsidiaries to, (i) establish or acquire any subsidiary other than wholly-owned subsidiaries or (ii) amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (1) in connection with accelerating the vesting schedules of the Options or (2) in connection with terminating the Options and the Stock Plans;

(l) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(m) the Company shall not, and shall not permit any of its subsidiaries to, (i) settle or compromise any pending or threatened suit, action, claim or litigation, except with respect to the settlement or compromise of any such matter which does not involve equitable or injunctive relief and does not obligate the Company and its subsidiaries to make aggregate cash payments (excluding amounts covered by insurance) exceeding $300,000, (ii) change any of the material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles, (iii) revalue in any material respect any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any material manner), except as required by U.S. generally accepted accounting principles or (iv) make or change any material tax election, make or change any material method of accounting with respect to Taxes except as may be required as a result of applicable Law, settle or compromise any material Tax liability or file any material amended Tax Return that would increase the tax liability of the Company or its subsidiaries after the Effective Time;

(n) the Company shall not, and shall not permit any of its subsidiaries to, take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied;

(o) except as otherwise permitted by Section 5.01(m), the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected on or reserved in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(p) the Company shall not, and shall not permit any of its subsidiaries to, incur any Expenses other than those that are reasonably necessary to consummate the Merger in accordance with the terms set forth in this Agreement or to defend any lawsuits with respect to, arising from or related to the Transactions; and

(q) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02 Stockholders Meeting.

(a) Subject to Section 5.10, the Company, acting through the Company Board, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation; provided, however, notwithstanding the foregoing, the Company Board may withdraw, change or modify such favorable recommendation, cancel, delay or adjourn the Stockholders Meeting or not submit this Agreement or the Merger for approval by the Company’s Stockholders at the Stockholders’ Meeting or any adjournment thereof if, in each case, the Company Board, after consultation with independent outside legal counsel, determines in good faith that taking such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable law.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.02(a) and the right of the Company to terminate this Agreement as provided in Section 5.10(b), use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts to set a record date for the Stockholders Meeting as early as practicable following the clearance of the Proxy Statement by the SEC or a determination by the SEC not to review the Proxy Statement and otherwise to comply with all legal requirements applicable to the Stockholders Meeting. Parent and Merger Sub will use commercially reasonable efforts to deliver to the Company all readily available information reasonably requested by the Company for inclusion in the Proxy Statement. The Company may, if it has complied with the provisions of Section 5.10 and this Section 5.02, and it receives a bona fide Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Stockholders Meeting, in each case, for such time as is necessary for the board of directors of the

Company to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger; provided, in no event shall such delay exceed three (3) consecutive business days.

5.03 Filings and Consents.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable, and use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay consummation of the Merger; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Subject to the provisions of this Section 5.03, none of Parent, Merger Sub and the Company shall knowingly impede or delay the termination or expiration of any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign agency responsible for overseeing merger control or competition laws and regulations not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of the Company and Parent shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions. The Company shall use commercially reasonable efforts to identify to Parent any Contracts (other than Material Contracts) that would be required to be listed on Schedule 3.06(a) of the Company Disclosure Schedule if such Contracts were Material Contracts or that include employee non-solicitation provisions; provided, that in the case of customer Contracts the Company shall only be obligated to identify Contracts that result in annual service fee revenues in excess of $50,000.

5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Parent, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Unless otherwise required by Law, each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of June 15, 2005 (the “Confidentiality Agreement”), between Parent and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

5.07 Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until one hundred eighty (180) days following the expiration of any statute of limitation applicable to the claim asserted against an Indemnified Party (as hereinafter defined) and for which indemnification is sought hereunder, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, in connection with or relating to the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws, or in any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party, as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the Claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws, or in any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party, as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the DGCL). Neither Parent nor Merger Sub shall amend, repeal or otherwise modify any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party in a manner that would adversely affect the rights thereunder of any such Indemnified Party, unless such alteration or modification is consented to in writing by the Indemnified Party.

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed the amount set forth in Section 5.07(d) of the Company Disclosure Schedule in the aggregate, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

5.08 Further Assurances; Commercially Reasonable Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

5.09 401(k) Plan. At the Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Datastream Systems, Inc. 401(k) Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Parent’s reasonable review and comment, which review and comment shall be given within five business days following a request by the Company for such review and comment, the Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the 401(k) Plan regarding the effect of such plan termination.

5.10 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.10(f)), (ii) enter into, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise publicly endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.10 shall prohibit the Company Board, prior to approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.10) if (A) the Company Board determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.10(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes unless it is a confidentiality agreement in place as of the date hereof which by its terms is not permitted to be provided to Parent) with terms no less favorable to the Company (unless a confidentiality agreement already exists), in all material respects, than those contained in the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.10(a), the Company Board may, prior to the approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law.

(c) The Company (i) will promptly (but in any event within one day) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and, unless prohibited by the terms of any confidentiality agreement in place as of the date of this Agreement, the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.10(a), the Company Board shall promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days prior to taking any of the actions referred to in Section 5.10(b), the Company Board shall notify Parent of any such action it proposes to take and, during such three business day period, the Company Board shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make prior to or during such three business day period.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board or any Company Representative shall, except as permitted by Section 5.10(b), propose to approve or recommend any Acquisition Proposal. Further, nothing in this Agreement shall prohibit the Company from disclosing the terms of any Acquisition Proposal received prior to the date hereof in the Proxy Statement and the inclusion of the terms of such Acquisition Proposal in the Proxy Statement shall not in and of itself constitute the public announcement of an Acquisition Proposal.

(e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser

Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall request any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing, other than the Transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), (ii) the Company Board has determined in good faith, after consultation with its independent outside legal counsel, that is of such a nature that it is necessary to accept such Acquisition Proposal in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law and (iii) is reasonably capable of being consummated (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections)).

5.11 Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates). During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.12 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use commercially reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC

Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.13 Termination of Registration. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.14 Financing. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its affiliates or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, provided such financing sources shall be deemed to be one of Parent’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (b) making the Company’s senior officers and other Company Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. The Company shall provide the same cooperation at Parent’s request in connection with any sale-leaseback or similar transaction with respect to real property owned by the Company (it being understood that any such transaction would not be consummated prior to the Closing without the mutual agreement of the Company and Parent). Each of Parent and Merger Sub shall use commercially reasonable efforts to (i) fully satisfy in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce their respective rights under the Commitment Letters. Each of Parent and Merger Sub shall use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable than the Commitment Letters as soon as reasonably practicable but in any event at the Effective Time. Parent will furnish correct and complete copies of such executed definitive agreements to the Company promptly upon request by the Company. At the Company’s request, Parent shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such financings. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Effective Time (i) the Commitment Letters shall expire or be terminated for any reason or (ii) any financing source that is a party to the Commitment Letters notifies Parent that such source no longer intends to either provide or underwrite financing to Parent on the terms set forth therein or requests amendments or waivers which are materially adverse to the timely completion by Parent or Merger Sub of the transactions contemplated by this Agreement. Neither Parent nor Merger

Sub shall amend or alter, or agree to amend or alter, the Commitment Letters in any manner that would materially and adversely impair, delay beyond the timing contemplated in this Agreement for the consummation of the transactions contemplated by this Agreement or prevent the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company. If either the Debt Commitment Letter or Equity Commitment Letter shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, Parent shall use commercially reasonable efforts to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by the Commitment Letters as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement; provided that Parent shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to Parent or its affiliates than those included in the Commitment Letters (as determined in Parent’s good faith and reasonable discretion). In the event that new Commitment Letters are executed in accordance with this Section 5.14, then such new Commitment Letters shall be the “Commitment Letters” for purposes of this Agreement.

5.15 Rights Agreement. Unless this Agreement has been terminated pursuant to Article 7 hereof, the Company, acting through the Company Board or otherwise, shall not, without the prior written consent of Parent or except as otherwise provided herein, (a) amend, alter or modify the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement.

5.16 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.17 Special Meeting. The Company shall take no action to call a special meeting of stockholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

5.18 Transition Assistance. The parties hereto shall work cooperatively to implement a transition plan to be developed by Parent to integrate the businesses of the Company and Parent as seamlessly as possible and as soon as reasonably practicable on or after the Effective Time. Without limiting the generality of the foregoing, the Company will assist Parent in an effort to integrate and rationalize the separate employee benefit plans and arrangements maintained by each of the Company and Parent as soon as possible on or after the Effective Time, and will take all commercially reasonable actions requested by Parent in furtherance thereof.

5.19 Employee Benefit Matters.

(a) From and after the Effective Time and at least until December 31, 2006, employees of the Company and its subsidiaries shall be offered participation in the employee benefit plans, programs, policies and arrangements of the Parent and its subsidiaries (collectively the “Parent Plans”) on the same terms and conditions as such Parent Plans are provided to similarly situated employees of Parent and its subsidiaries. Nothing contained in this Section 5.19 shall (i) obligate or commit Parent or its subsidiaries to continue any particular Parent Plan after the Effective Time or to maintain in effect any particular Parent Plan or any level or type of benefits, (ii) obligate or commit Parent or its subsidiaries to provide any employee of the Company or any subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its subsidiaries or affiliates for the benefit of its employees, or (iii) prohibit Parent or its subsidiaries from making any changes to any Parent Plans.

(b) Parent will, or will cause the Surviving Corporation to, credit each employee of the Company and its subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and its subsidiaries prior to the Effective Time in accordance with the Company’s personnel policies applicable to such employees on the date of this Agreement, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by the employee prior to December 31, 2006.

(c) To the extent permitted by any underlying insurance carrier or service provider, employees of the Company and its subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its subsidiaries for service accrued prior to the Effective Time with the Company or any of its subsidiaries under which each employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its subsidiaries under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d) To the extent permitted by any underlying insurance carrier or service provider, with respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its subsidiaries (“Parent Welfare Benefit Plans”) in which an employee of the Company and its subsidiaries may be eligible to participate on or after the Effective Time, Parent shall cause to be waived any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Company or its subsidiaries and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.

(e) This Section 5.19 is not intended to confer upon any person other than the parties to this Agreement any rights or remedies.

5.20 Conditional Waiver. Effective as of the fifth (5th) business day following the satisfaction of all of the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that the Company is able to satisfy such conditions on such fifth (5th) business day) (such date, the “Ready Date”) and only if the Ready Date occurs prior to April 14, 2006, then with respect to the time period between the Ready Date and the Effective Time (the “Waiver Period”), Parent and Merger Sub shall be deemed to have waived the further application of the conditions set forth in Section 6.02(a) (except to the extent relating to any Identified Company Representation identified in clause (ii) or (iii) of the definition of the term Identified Company Representation in Section 6.02(a)) and Section 6.02(d), in either case, only with respect to any circumstance, effect, event or change first arising during the Waiver Period.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.

(b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) Material Consents. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made, obtained, or effected prior to the consummation of the Merger shall have been made, obtained, or effected, as the case may be, except for those, the failure of which to be made, obtained, or effected has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being agreed and understood that the failure to obtain any competition, merger control or similar approval of any jurisdiction would be reasonably expected to have a Company Material Adverse Effect).

(d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, (x) in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Company Material Adverse Effect and (y) in the event of an unintentional breach of a representation or warranty described in clause (iii) of the definition of Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of such representations or warranties taken together results in an inaccuracy which does not result in additional cost, expense or liability to the Company, Parent and their affiliates of more than $100,000 in the aggregate. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) the representations or warranties of the Company set forth in Section 3.04 and (iii) the representations and warranties of the Company set forth in Section 3.03(a) (other than changes in such section relating to the exercise of Options granted on or prior to the date hereof and the issuance of Common Shares upon the exercise of Options granted on or prior to the date hereof), Section 3.10, Section 3.28 and the last sentence of Section 3.07(b).

(b) Covenants and Agreements. The Company shall have (i) in all respects, performed all obligations and complied with all agreements and covenants set forth in Section 2.03 immediately prior to the Effective Time and (ii) in all material respects, performed all obligations and complied with all agreements and covenants (other than those set forth in Section 2.03) required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c) Satisfaction of Debt Commitment Letter EBITDA Condition. The Company shall have satisfied, in accordance with the terms of the Debt Commitment Letter as in effect as of the date hereof, the condition precedent set forth in item 11 of Exhibit E to the Debt Commitment Letter (minimum EBITDA).

(d) No Company Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect at or after the Effective Time.

(e) No Litigation. There shall not be pending any (i) nonfrivolous suit, action or proceeding brought by a third party (other than a Governmental Authority) that has a reasonable likelihood of success or (ii) suit, action or proceeding brought by a Governmental Authority, in either case (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (B) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions or (C) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

(f) Dissenters. The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding Common Shares as of the Effective Time.

(g) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(h) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(i) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company pursuant to which each such director resigns from his or her position as a director of the Company and makes such resignation effective at or prior to the Effective Time.

6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser

Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means (i) any representation or warranty of Parent or Merger Sub qualified by Purchaser Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.06.

(b) Covenants and Agreements. Each of Merger Sub and Parent shall have in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

(d) Certified Copies. At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s stockholders approving this Agreement and the Transactions and (iii) the amended and restated organizational documents of each of Parent and Merger Sub as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before June 30, 2006 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof or by written consent.

7.03 Termination by Merger Sub and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:

(a) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) has not been cured within thirty days (provided that in no event shall such thirty day period extend beyond the Expiration Date) after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 5.10 hereof); provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b) (i) subject to the Company’s rights in the last sentence of Section 5.02(b), the Company Board takes any action permitted by the proviso in the last sentence of Section 5.02(a), (ii) the Company Board shall have approved or recommended to the stockholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iii) subject to the Company’s rights in the last sentence of Section 5.02(b), the Company fails to call the Stockholders Meeting or fails to mail the Proxy Statement within ten days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (iv) the Company Board resolves to do any of the foregoing.

7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, Merger Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within thirty days (provided that in no event shall such thirty day period extend beyond the Expiration Date) after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; provided further that if (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than (x) those conditions that by their nature are to be satisfied at the Closing provided that the Company is then able to satisfy such conditions and (y) any condition deemed to have been waived pursuant to Section 5.20) and (B) Merger Sub and Parent fail to consummate the Merger in accordance with Section 1.07, such failure shall constitute a Terminating Merger Sub Breach (it being agreed that the thirty-day cure applicable to a Terminating Merger Sub Breach shall be reduced to one (1) business day in the event of such a failure); or

(b) at any time prior to the approval of this Agreement by the stockholders of the Company, pursuant to and in accordance with Section 5.10(b); (provided that the Company shall have complied with the provisions of Section 5.10 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01 to be paid as of the date of termination).

7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, 8.01, 8.03 and 8.08.

ARTICLE 8

MISCELLANEOUS

8.01 Payment of Fees and Expenses.

(a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any reasonable out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b) If this Agreement is terminated pursuant to Section 7.02(b) or 7.02(d) and an Acquisition Proposal has been publicly announced or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or intention to make an Acquisition Proposal, as applicable, has not been publicly withdrawn at least two (2) business days prior to the time of (A) such termination of this Agreement, in the case of Section 7.02(b) or (B) the Stockholder Meeting, in the case of Section 7.02(d), then concurrently with any such termination of this Agreement, the Company shall pay Parent (as agent for itself and Merger Sub) one-half ( 1/2) of the amount of the Break-Up Fee (as defined below). If the Company enters into a definitive agreement with respect to, or closes, any transaction of the type described in the definition of “Acquisition Proposal” at any time on or prior to the date which is nine months following such termination, then, in addition to the payment contemplated by the preceding sentence, concurrently with the first to occur of the entry into a definitive agreement with respect to, or the closing of, any such transaction, the Company shall pay Parent (as agent for itself and Merger Sub) one-half ( 1/2) of the amount of the Break-Up Fee. “Break-Up Fee” means cash in immediately available funds in an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000).

(c) If this Agreement is terminated by Parent and Merger Sub pursuant to Section 7.03(b) or by the Company pursuant to Section 7.04(b), then, concurrently with any such termination of this Agreement, the Company shall pay Parent (as agent for itself and Merger Sub) the Break-Up Fee.

(d) If this Agreement is terminated pursuant to Section 7.03(a) (other than as a result of any Terminating Company Breach of Section 3.11 (Litigation) that arises solely out of any suit, action or proceeding described in clause (i) of Section 6.02(e)) or, so long as no Break Up Fee is payable pursuant to Section 8.01(b) in connection therewith, any termination of this Agreement pursuant to Section 7.02(d), the Company shall, promptly following any such termination, pay all of the Expenses of Parent and Merger Sub, which Expenses shall not exceed Three Million Dollars ($3,000,000) in the aggregate.

(e) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then Parent shall, promptly following any such termination, pay to the Company a termination fee in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000). Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by this Section 8.01(e) represents the exclusive remedy of the Company in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of Parent, Merger Sub or any of their respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by Parent or Merger Sub giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

(f) All amounts payable by the Company to Merger Sub and Parent under this Section 8.01 shall be paid in cash and in immediately available funds to such account as Parent may designate in writing to the Company.

(g) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by Sections 8.01(b), (c) and (d) represent the exclusive remedy of Parent and Merger Sub in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of the Company or any of its respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by the Company giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

8.02 Guarantee. Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Merger Sub’s obligations hereunder and, following the Effective Time, the Surviving Corporation’s obligations under Section 5.07 and 5.19. Parent will cause Merger Sub to perform its obligations under this Agreement.

8.03 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07, Section 5.19 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.04 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.07 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

Magellan Holdings, Inc.

Spartan Merger Sub, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, GA 30005

Attention: Chief Executive Officer and General Counsel

Facsimile No.: (678) 319-8370

with a copy to:

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: David Dominik and Prescott Ashe

Facsimile No.: (415) 627-4501

and a copy to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Jeffrey C. Hammes, P.C.

Facsimile No.: (415) 439-1500

If to the Company:

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, SC 29605

Attention: Chief Executive Officer and General Counsel

Facsimile No.: (864) 422-5000

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 Peachtree Street

Atlanta, GA 30309

Attention: J. Vaughan Curtis

Facsimile No.: (404) 881-7777

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.09 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.11 Certain Definitions. As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(c) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14 Third-Party Beneficiaries. Except for the provisions of Section 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

*   *   *   *   *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

Datastream Systems, Inc.

By:	/s/ Larry G. Blackwell
Name:	Larry G. Blackwell
Title:	Chief Executive Officer

Spartan Merger Sub, Inc.

By:	/s/ C. James Schaper
Name:	C. James Schaper
Title:	Chief Executive Officer

Magellan Holdings, Inc.

By:	/s/ C. James Schaper
Name:	C. James Schaper
Title:	Chief Executive Officer